Exhibit 99.1

Investor Relations: Raul Jacob Victor Pedraglio +(602) 264-1375 southerncopper@southernperu.com.pe www.southerncoppercorp.com

October  26, 2021

Southern Copper Corporation (NYSE and BVL: SCCO)

•    3Q21 net sales were $2,680.9 million, which represented a 25.9% increase with regard to 3Q20 that was primarily attributable to higher market metal prices for our main products. Metal prices increased for copper (+43.6%, LME), molybdenum (+143.5%) and zinc (+28.3%). On a year-to-date basis, net sales were 43.9% higher than in 2020.

•	Net income in 3Q21 was $867.6 million, which represented a 71.5% increase with regard to the $506.0 million registered in 3Q20. The net income margin in 3Q21 was 32.4%, versus 23.8% in 3Q20. On a YoY basis, net income was 161.6% higher than in 2020. These significant improvements were attributable to higher sales and our strict cost control measures.

•	3Q21 adjusted EBITDA was $1,709.3 million, which represented an increase of 51.8% with regard to the $1,125.9 million registered in 3Q20. The adjusted EBITDA margin in 3Q21 was 63.8% versus 52.9% in 3Q20. Adjusted EBITDA in 9M21 was $5,126.2 million; 96.1% higher than in 9M20. The adjusted EBITDA margin in 9M21 was 63.2% vs 46.4% in 9M20.

•	Cash flow from operating activities in 9M21 was $3,064.7 million, which represented an increase of 181.6% over the $1,688.0 million posted in 9M20. This improvement was attributable to strong cash generation at our operations, which was driven by an uptick in metal prices and in cost-control efficiencies.

•	Copper production registered a slight decrease of 0.6% in 3Q21 in quarter-on-quarter terms and hit the 245,146-ton mark. Higher production at our Cuajone unit (+10%) was offset by lower levels at our other open pit operations due to variations in ore grade and recoveries. Copper production fell 2.8% YoY to 720,658 tons. We expect copper production in 2021 to total 957,000 tons.

•	By-product production: Molybdenum production increased (+5.4%) in 3Q21 compared to 3Q20 due to an uptick in production at both the Toquepala and Buenavista mines; these results were partially offset by lower production at the Cuajone and La Caridad mines. Mined zinc production decreased 1.8% this quarter due to lower production at the Charcas and Santa Barbara mines; these results were partially offset by higher production at the San Martin mine. Mined silver production decreased by 8.8% in 3Q21 after production fell at our IMMSA, Buenavista and Toquepala operations.

•	Operating cash cost per pound of copper, including by-product revenue credits, was $0.58 in 3Q21, which represented an improvement of 9.9% compared to the $0.65 reported in 3Q20. In 9M21, the operating cash cost per pound of copper, including by-product revenue credits, was $0.64. This reflected an improvement of 7.5% compared to the $0.69 reported in 9M20. These results were mainly attributable to an increase in by-product revenue credits, which was partially offset by an uptick in production costs.

THIRD QUARTER AN NINEX MONTHS 2021 RESULTS	SOUTHERN COPPER

•	In 3Q21, we spent $243.1 million on capital investments, which reflected an 80.7% increase with regard to 2020 and represented 28.0% of net income this quarter. As of September 30, 2021, we had spent $695.5 million on capital investments, which represented 27.1% of net income.

•	Michiquillay project. On September 3, 2021 the Company signed a Social Agreement with the Michiquillay Community. Additionally, on October 1, 2021 the Peruvian Ministry of Energy and Mines approved the semi-detailed Environmental Impact Study for the project.

The Social Agreement with the Michiquillay community represents an opportunity to improve the quality of life of the residents of Michiquillay via our strong social programs and backed by a solid framework for technical work at the project level. Talks for signing a similar agreement are being conducted with the La Encañada Community, where we expect positive results. These events are important steps that will allow Southern Copper to initiate an in-depth exploration program in 1Q22.

•	Dividends: On October 21, 2021, the Board of Directors authorized a dividend of $1.00 per share payable on November 23, 2021 for shareholders of record at the close of business on November 10, 2021.

Mr. German Larrea, Chairman of the Board, commenting on the Company´s progress and current circumstances, said: “While there are concerns about Chinese copper consumption in the short term due to real estate troubles and power shortages, we believe that projections for copper demand due to growth in public infrastructure investment in the United States and global initiatives to address climate change will provide significant tailwinds. The combination of these factors will provide strong support for copper and other metals we produce in coming decades.

Focusing on SCC operations, I am glad to report that 91.4% of our labor force was vaccinated as of October 10, 2021. This has allowed us to resume our activities and capture opportunities for efficiencies as we emerge from a highly challenging context. In tandem, we are recovering normal operating levels at all of our mines as we bring capital investment execution levels up to speed.

We believe we are beginning a new stage of the COVID 19 crisis, where outbreaks will be better controlled worldwide, which bodes well for strong recovery across the globe.

Key Financial Data

	Third Quarter					Nine Months
	2021	2020	Variance			2021	2020	Variance
			$		%			$		%
	(in millions except per share amount and %s)
Sales	$2,680.9	$2,129.1	$551.8		25.9%	$8,110.4	$5,634.2	$2,476.2		43.9%
Cost of sales	927.5	948.9	(21.4)		(2.3)%	2,856.8	2,881.3	(24.5)		(0.9)%
Operating income	1,507.8	943.9	563.9		59.7%	4,534.6	2,054.3	2,480.3		120.7%
Net income	$867.6	$506.0	$361.6		71.5%	$2,564.2	$980.3	$1,583.9		161.6%
Net income margin	32.4%	23.8%	8.6	pp%	36.1%	31.6%	17.4%	14.2	pp%	81.6%
Adjusted EBITDA	1,709.3	1,125.9	583.4		51.8%	5,126.2	2,614.7	2,511.5		96.1%
Adjusted EBITDA margin	63.8%	52.9%	10.9	pp%	20.6%	63.2%	46.4%	16.8	pp%	36.2%
Income per share	$1.12	$0.65	$0.47		72.3%	$3.32	$1.27	$2.05		161.4%
Capital investments	243.1	134.5	108.6		80.7%	695.5	348.8	346.7		99.4%

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THIRD QUARTER AN NINEX MONTHS 2021 RESULTS	SOUTHERN COPPER

Capital Investments

Peruvian Projects

Our current portfolio for approved projects in Peru totals $2.8 billion, $1.6 billion of which has already been invested. If we include the up-and-coming Michiquillay ($2.5 billion) and Los Chancas ($2.6 billion) projects, our total investment program in Peru reflects a commitment of $7.9 billion.

Tia Maria - Arequipa: Southern Copper has been consistently working to promote the welfare of the population of the Islay province. As part of these efforts, we have implemented successful social programs in education, healthcare and productive development to improve the quality of life in the region. We have also promoted agricultural and livestock activities in the Tambo Valley and supported growth in manufacturing, fishing and tourism in Islay.

On January 7th 2021, the mayor of the Islay province (Arequipa, Peru) awarded a City Diploma to SPCC in recognition of the Company’s efforts to assist the population of Islay during the COVID-19 pandemic. SPCC provided medical beds and assistance, tests, oxygen, personal protection equipment and food stuffs to the population in the area of influence of the Tia Maria project.

We reiterate our view that the initiation of construction activities at Tia Maria will generate significant economic opportunities for the Islay province and the Arequipa region. Given the current Peruvian economic situation, it is crucial to move ahead on projects that will stimulate a sustainable growth cycle. We will make it a priority to hire local labor to fill the 9,000 jobs (3,600 direct and 5,400 indirect) that we expect to generate during Tia Maria’s construction. When operating, we expect Tia Maria to directly employ 600 workers and indirectly provide jobs for another 4,200. Additionally, from day one of our operations, we will generate significant contributions to revenues in the Arequipa region via royalties and taxes.

We expect the Peruvian government to acknowledge the significant progress the project has made on the social front and the important contributions that Tia Maria will generate for Peru´s economy and, consequently, take the necessary steps to provide SCC with adequate support to initiate construction.

Mexican Projects

Buenavista Zinc – Sonora: This project is located within the Buenavista facility and includes the development of a new concentrator to produce approximately 100,000 tons of zinc and 20,000 tons of copper per year. We have completed the engineering study. In order to continue with the project, stronger preventive measures to combat COVID-19 have been put in place. Procurement has progressed 93% and all the main equipment is on site. Construction site works are in progress. The project has all the necessary permits and the capital budget is $413 million. As of September 30, 2021, we had invested $196.8 million in this project. We expect to initiate operations in 2023. When completed, this new facility will double the Company’s zinc production capacity and provide 490 direct jobs and 1,470 indirect jobs.

Pilares – Sonora: Located 6 kilometers from La Caridad, this project consists of an open-pit mine operation with an annual production capacity of 35,000 tons of copper in concentrate. A new 25-meter wide off-road facility for mining trucks has been built and will be used to transport the ore from the pit to the primary crushers at the La Caridad copper concentrator. This project will significantly improve the overall mineral ore grade (combining the 0.78% expected from Pilares with the 0.34% from La Caridad). The budget for Pilares is $159 million of which we have invested $81.4 million. We expect the project to begin production in the 1Q22.

El Pilar – Sonora: This low-capital intensity copper greenfield project is strategically located in Sonora, Mexico, approximately 45 kilometers from our Buenavista mine. Its copper oxide mineralization contains estimated proven and probable reserves of 281 million tons of ore with an average copper grade of 0.301%. We anticipate that El Pilar will operate as a conventional open-pit mine with an annual production capacity of 36,000 tons of copper cathodes. This operation will use highly cost efficient and environmentally friendly SX-EW technology. The budget for El Pilar is $310 million.  We expect production to begin in 2023 and the mine life is estimated at 13 years. The results from experimental pads in the leaching process have confirmed adequate levels of copper recovery. Basic engineering study is finished and the Company continues developing project and site environmental activities.

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El Arco - Baja California: This is a world-class copper deposit located in the central part of the Baja California peninsula with ore reserves of over 2.4 billion tons with an ore grade of 0.422%; 0.3 billion tons of leach material with an ore grade of 0.288%; and 0.11 grams of gold per ton. The project includes an open-pit mine combining concentrator and SX-EW operations. Annual production is expected to total 190,000 tons of copper and 105,000 ounces of gold with an estimated capital budget of $2.9 billion. The Company has started the baseline study and is reviewing the basic engineering analysis to request the environmental impact permit. Several years back, we began to acquire the rights to all relevant mining concessions in the area; this process was completed in 2020.

Environmental, Social & Governance (ESG) Investment

Several programs and initiatives have been launched by the Company to help communities face the COVID-19 pandemic in all regions where we operate. In Peru, a partnership was established with the government in July 2021 to help vaccinate 40% of the population in the 5 regions where our operations are located. The Company donated over $2.45 million to help build, modernize, equip and operate vaccination centers. About 92% of the 850,000 vaccines contemplated in this initiative have been administered by government personnel. To date, 91.4% of Southern Copper Corporation’s workforce has been vaccinated against COVID-19.

The Mining Chamber of Mexico recognized La Caridad’s mine, refinery and metallurgical plants for top safety performance in their respective categories in 2020. La Caridad mine received the “Silver Helmet” (Casco de Plata) in the category for open pit mining operations with more than 500 employees. The refinery and metallurgical plants received the same distinction in the category for metallurgical plants and smelters with up to 500 employees.

Southern Copper Corporation reaffirms its commitment to preserving and improving the environment by implementing actions to generate a net positive impact on biodiversity through our operations. To fulfil this commitment, which is outlined in the Company’s Environmental Policy, we have developed action plans for biodiversity management that are aligned with the guide for Good Practice Guidance for Mining and Biodiversity published by the International Council on Mining and Metals (ICMM). These plans further improve the Company’s capacity to implement effective mitigation measures and contribute to the preservation and improvement of the environment in which we operate.

Southern Copper Corporation recognizes the importance and urgency of tackling climate change. The Company’s operational greenhouse gases emissions have decreased significantly over the last 3 years (and dropped by 4% in 2020 alone) despite an increase in production volumes. In 2020, we also began to align our disclosure of efforts to manage climate-related risks and opportunities with the recommendations of the TCFD (Task Force on Climate-related Financial Disclosures). Grupo México’s Sustainable Development Report 2020 included a section with specific details on our progress in this regard. We are in the process of setting new absolute emission reduction targets to further mitigate our carbon footprint.

The government of Sonora recognized Southern Copper Corporation for being a “Culturally Responsible Company” for the voluntary initiatives implemented to promote and safeguard the state’s history, culture and traditions. Three of the community programs launched by the Company were pinpointed as particularly relevant: the Itinerant Documentary Cinema Workshop, which led to the creation of over 200 videos; the support provided for organizing the Festival Alfonso Ortiz Tirado (FAOT) in Nacozari and Cananea; and the creation of Youth Orchestras. These educational music programs, which are offered to 2,100+ children in the communities surrounding our mining operations in Mexico and Peru, have led to the creation of six orchestras and four choirs.

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THIRD QUARTER AN NINEX MONTHS 2021 RESULTS	SOUTHERN COPPER

Conference Call

The Company’s third quarter earnings conference call will be held on Wednesday, October 27, 2021, beginning at 10:00 AM – EST (9:00 AM Lima and Mexico City time).

To participate:

Dial-in number:	877-455-8486 in the U.S.
629-228-0768 outside the U.S.
Raul Jacob, SCC Vice President of Finance, Treasurer & CFO
Conference ID:	4209898 and “Southern Copper Corporation Third Quarter 2021 Earnings Results”

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THIRD QUARTER AN NINEX MONTHS 2021 RESULTS	SOUTHERN COPPER

Average Metal Prices

	LME Copper ($/lb.)	COMEX Copper ($/lb.)	Molybdenum ($/lb.)	Zinc ($/lb.)	Silver ($/oz.)	Gold ($/oz.)
1Q 2021	3.85	3.86	11.19	1.25	26.29	1,797.80
2Q 2021	4.40	4.43	13.89	1.32	26.78	1,816.49
3Q 2021	4.25	4.30	18.43	1.36	24.28	1,789.44
9M 2021	4.17	4.20	14.50	1.31	25.78	1,801.24

1Q 2020	2.56	2.57	9.56	0.97	16.87	1,583.23
2Q 2020	2.42	2.43	8.24	0.89	16.54	1,710.51
3Q 2020	2.96	2.94	7.57	1.06	24.59	1,911.36
4Q 2020	3.25	3.26	8.93	1.19	24.50	1,873.24
9M 2020	2.65	2.64	8.46	0.97	19.33	1.735.04
Average 2020	2.80	2.80	8.57	1.03	20.62	1,769.59

Variance: 3Q21 vs. 3Q20	43.6%	46.3%	143.5%	28.3%	(1.3)%	(6.4)%
Variance: 3Q21 vs. 2Q21	(3.4)%	(2.9)%	32.7%	3.0%	(9.3)%	(1.5)%
Variance: 9M21 vs. 9M20	57.4%	59.1%	71.4%	35.1%	33.4%	3.8%

Source: Silver – COMEX; Gold and Zinc – LME; Molybdenum – Metals Week Dealer Oxide

Production and Sales

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	%	2021	2020	%
Copper (tons)
Mined	245,146	246,560	(0.6)%	720,658	741,624	(2.8)%
3rd party concentrate	2,257	11,478	(80.3)%	6,601	26,144	(74.8)%
Total production	247,403	258,038	(4.1)%	727,259	767,768	(5.3)%
Smelted	160,457	146,467	9.6%	454,454	464,544	(2.2)%
Refined and Rod	203,341	193,092	5.3%	595,603	594,621	0.2%
Sales	229,592	267,831	(14.3)%	703,322	789,666	(10.9)%

Molybdenum (tons)
Mined	8,103	7,685	5.4%	22,285	22,694	(1.8)%
Sales	8,129	7,689	5.7%	22,301	22,742	(1.9)%

Zinc (tons)
Mined	16,894	17,198	(1.8)%	50,471	52,167	(3.3)%
Refined	29,371	22,727	29.2%	71,454	75,675	(5.6)%
Sales	31,479	25,162	25.1%	70,649	77,761	(9.1)%

Silver (000s ounces)
Mined	4,847	5,317	(8.8)%	14,436	16,133	(10.5)%
Refined	3,354	2,997	11.9%	10,010	10,062	(0.5)%
Sales	4,400	5,407	(18.6)%	14,314	16,997	(15.8)%

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THIRD QUARTER AN NINEX MONTHS 2021 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	VAR %	2021	2020	VAR %
	(in millions, except per share amount)
Net sales:	$2,680.9	$2,129.1	25.9%	$8,110.4	$5,634.2	43.9%
Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization and depletion shown separately below)	927.5	948.9	(2.3)%	2,856.8	2,881.3	(0.9)%
Selling, general and administrative	31.3	33.4	(6.3)%	92.9	94.0	(1.2)%
Depreciation, amortization and depletion	203.4	196.0	3.8%	599.4	582.8	2.8%
Exploration	10.9	6.9	58.0%	26.7	21.8	22.5%
Total operating costs and expenses	1,173.1	1,185.2	(1.0)%	3,575.8	3,579.9	(0.1)%

Operating income	1,507.8	943.9	59.7%	4,534.6	2,054.3	120.7%

Interest expense, net of capitalized interest	(88.9)	(89.2)	(0.3)%	(267.8)	(277.9)	(3.6)%
Other income (expense)	(1.9)	(14.0)	(86.4)%	(7.8)	(22.4)	(65.2)%
Interest income	1.5	2.8	(46.4)%	5.2	14.9	(65.1)%
Income before income tax	1,418.5	843.5	68.2%	4,264.2	1,768.9	141.1%
Income taxes	548.6	338.5	62.1%	1,703.8	784.7	117.1%
Net income before equity earnings of affiliate	869.9	505.0	72.3%	2,560.4	984.2	160.2%
Equity earnings of affiliate	1.3	3.1	(58.1)%	14.4	1.0	1,340.0%
Net Income	871.2	508.1	71.5%	2,574.8	985.2	161.3%

Less: Net income attributable to non-controlling interest	3.6	2.1	71.4%	10.6	4.9	116.3%

Net Income attributable to SCC	$867.6	$506.0	71.5%	$2,564.2	$980.3	161.6%

Per common share amounts:
Net income attributable to SCC common shareholders – basic and diluted	$1.12	$0.65	72.3%	$3.32	$1.27	161.4%
Dividends paid	$0.90	$0.40	125.0%	$2.20	$1.00	120.0%

Weighted average shares outstanding (Basic and diluted)	773.1	773.1		773.1	773.1

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Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	September 30,	December 31,	September 30,
	2021	2020	2020
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	2,583.7	2,183.6	2,145.4
Short-term investments	626.8	410.8	30.7
Accounts receivable	1,579.8	1,136.6	1,036.8
Inventories	912.5	950.2	977.3
Other current assets	188.0	134.0	147.6
Total current assets	5,890.8	4,815.2	4,337.8

Property, net	9,476.1	9,458.7	9,144.7
Leachable material, net	1,171.1	1,125.0	1,165.8
Intangible assets, net	139.0	143.0	144.8
Related parties receivable	-	-	58.0
Right-of-use assets	926.6	979.0	994.7
Deferred income tax	286.7	230.0	214.1
Other assets	220.0	195.6	188.5
Total assets	$18,110.3	$16,946.5	$16,248.4

LIABILITIES
Current liabilities:
Accounts payable	611.2	594.6	566.8
Income taxes	654.9	340.9	190.2
Accrued workers’ participation	279.6	247.8	166.4
Other accrued liabilities	243.4	201.5	238.3
Total current liabilities	1,789.1	1,384.8	1,161.7

Long-term debt	6,546.7	6,544.2	6,543.4
Lease liabilities	854.0	908.4	924.1
Deferred income taxes	118.4	159.4	140.4
Other liabilities	89.1	128.7	137.2
Asset retirement obligation	559.6	545.0	272.4
Total non-current liabilities	8,167.8	8,285.7	8,017.5

EQUITY
Stockholders’ equity:
Common stock	3,469.0	3,450.3	3,434.5
Treasury stock	(3,080.8)	(3,063.5)	(3,048.0)
Accumulated comprehensive income	7,707.8	6,838.0	6,632.7
Total stockholders’ equity	8,096.0	7,224.8	7,019.2
Non-controlling interest	57.4	51.2	50.0
Total equity	8,153.4	7,276.0	7,069.2

Total liabilities and equity	$18,110.3	$16,946.5	$16,248.4

As of September 30, 2021, December 31, 2020 and September 30, 2020 there were 773.1 million shares outstanding.

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Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
	(in millions)
OPERATING ACTIVITIES
Net income	$871.2	$508.1	$2,574.8	$985.2
Depreciation, amortization and depletion	203.4	196.0	599.4	582.8
Deferred income tax	(103.3)	(45.9)	(100.1)	(57.2)
Change in operating assets and liabilities	278.0	130.1	30.0	190.7
Other, net	(28.7)	5.2	(39.4)	(13.5)
Net cash provided by operating activities	1,220.6	793.5	3,064.7	1,688.0

INVESTING ACTIVITIES
Capital investments	(243.1)	(134.5)	(695.5)	(348.8)
Sale of short-term investment, net	(81.0)	-	(216.0)	50.0
Other, net	9.9	0.8	(0.6)	1.2
Net cash used in investing activities	(314.2)	(133.7)	(912.1)	(297.6)

FINANCING ACTIVITIES
Debt repaid				(400.0)
Dividends paid	(695.8)	(309.2)	(1,700.8)	(773.1)
Distributions to non-controlling interest	(1.6)	(0.1)	(4.5)	(2.5)
Other	-	0.4	0.2	0.5
Net cash used in financing activities	(697.4)	(308.9)	(1,705.1)	(1,175.1)

Effect of exchange rate changes on cash	(19.6)	(14.3)	(47.4)	5.0

Increase/(Decrease) in cash and cash equivalents	189.4	336.6	400.1	220.3

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Company Profile

Southern Copper Corporation (SCC) is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry. The Company is a NYSE and Lima Stock Exchange listed company that is 88.9% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 11.1% ownership interest is held by the international investment community. The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Ecuador, Mexico and Peru.

SCC Corporate Address

USA

1440 E Missouri Ave, Suite 160

Phoenix, AZ 85014, U. S. A.

Phone: (602) 264-1375

Fax: (602) 264-1397

Mexico

Campos Eliseos N° 400

Colonia Lomas de Chapultepec

Delegacion Miguel Hidalgo

C.P. 11000 - MEXICO

Phone: (5255) 1103-5000

Fax: (5255) 1103-5567

Peru

Av. Caminos del Inca 171

Urb. Chacarilla del Estanque

Santiago de Surco

Lima 15038 – PERU

Phone: (511) 512-0440

Fax: (511) 512-0492

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

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Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the measures included in this release may not be comparable to similarly titled measures of other companies. Following is a reconciliation of adjusted EBITDA to Net Income attributable to SCC and Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues to their more comparable GAAP measure:

Adjusted EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) is a measure commonly used by companies to evaluate operating performance and the ability to generate cash. Our adjusted EBITDA is not necessarily comparable to similar measures used by other companies. We believe that adjusted EBITDA provides useful information to management, investors and others in understanding and evaluating our operating results.

Our determination of the components of adjusted EBITDA is evaluated periodically based on a review of non-GAAP financial measures used by mining industry analysts. Management believes adjusted EBITDA enhances the comparability of information across reporting periods, is an effective measure for reviewing operating results and, therefore, is a useful measure for both management and investors. EBITDA and adjusted EBITDA do not represent, and should not be considered an alternative to, net income, operating income, or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash.

Reconciliation of Net Income attributable to	Third Quarter		Year to date
SCC to adjusted EBITDA	2021	2020	2021	2020
Net income attributable to SCC	$867.6	$506.0	$2,564.2	$980.3
Add:
Net income attributable to the non-controlling interest	3.6	2.1	10.6	4.9
Income taxes	548.6	338.5	1,703.8	784.7
Interest expense	88.9	89.2	267.8	277.9
Depreciation, amortization and depletion	203.4	196.0	599.4	582.8
Fuel tax refund	-	-	-	-
Less:
Equity earnings of affiliate	(1.3)	(3.1)	(14.4)	(1.0)
Interest income	(1.5)	(2.8)	(5.2)	(14.9)
Adjusted EBITDA	$1,709.3	$1,125.9	$5,126.2	$2,614.7

Operating cash cost per pound of copper produced before by-product revenues and Operating cash cost per pound of copper produced net of by-product revenues

The measure operating cash cost per pound of copper produced net of by-product revenues is a common measure used in the copper industry to track performance and it is a useful management tool that allows us to better allocate our resources. This measure is also used in our investment project evaluation process to determine a project’s potential contribution to our operations, its competitiveness and its relative strength in different price scenarios. The expected contribution of by-products is generally a significant factor used by the copper industry in determining whether to move forward with the development of a new mining project. As the price of our by-product commodities can have significant fluctuations from period to period, the value of its contribution to our costs can be volatile.

Our Operating cash cost per pound of copper produced before by-product revenues allows us and our investors to monitor our cost structure and helps us address operating management areas of concern.

	3rd quarter 2021		3rd quarter 2020		Nine months 2021		Nine months 2020
Reconciliation of Cost of sales (exclusive of depreciation, amortization and depletion) to Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues	$ million	¢ per pound	$ million	¢ per pound	$ million	¢ per pound	$ million	¢ per pound
Cost of sales (exclusive of depreciation, amortization and depletion) – GAAP	927.5	177.5	948.9	180.3	2,856.8	185.4	2,881.3	181.7
Add:
Selling, general and administrative expenses	31.3	6.0	33.4	6.3	92.9	6.0	94.0	5.9
Treatment and refining charges net of sales premiums	(10.3)	(2.0)	10.3	2.0	(25.9)	(1.7)	19.8	1.2
Less:
Workers participation	(40.5)	(7.8)	(77.9)	(14.8)	(250.2)	(16.2)	(172.6)	(10.9)
Purchased concentrates from third parties	(62.7)	(12.0)	(145.3)	(27.6)	(172.5)	(11.2)	(418.8)	(26.4)
Other charges	(5.9)	1.1	(45.6)	(8.7)	(65.8)	(4.3)	(98.7)	(6.1)
Inventory change	7.7	1.5	(10.0)	(1.9)	1.1	0.1	(170.9)	(10.8)
Operating cash cost before by-product revenues	847.1	162.1	713.8	135.6	2,436.4	158.1	2,134.1	134.6

Less by-products revenue	(543.4)	(104.0)	(374.3)	(71.1)	(1,458.2)	(94.6)	(1,035.9)	(65.3)

Operating cash cost, net of by-products revenue	303.7	58.1	339.5	64.5	978.2	63.5	1,098.2	69.3

Total pounds of copper produced, in millions		522.5		526.4		1,541.0		1,586.0

3Q21	www.southerncoppercorp.com	Page 11 of 11